                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   __________


                                    FORM 8-K

                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


                                   __________


       Date of Report (Date of earliest event reported):  August 29, 1996



                           IMPERIAL HOLLY CORPORATION
             (Exact name of registrant as specified in its charter)


                                     TEXAS
                 (State or other jurisdiction of incorporation)



        1-10307                                           74-0704500
(Commission File Number)                       (IRS Employer Identification No.)

    One Imperial Square, Suite 200
     P.O. Box 9, Sugar Land, Texas                          77487
(Address of principal executive offices)                 (Zip Code)



     (Registrant's telephone number, including area code):  (713) 491-9181
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ITEM 5.  OTHER EVENTS

          On August 29, 1996, Imperial Holly Corporation (the "Company") completed the private placement of 3,800,000 shares of its common stock, representing approximately 27% of the outstanding shares of the Company's stock after the issuance, to a subsidiary of Greencore Group plc ("Greencore") for $50.4 million. Previously, the Company's Board of Directors took action under the Company's 1989 Shareholder Rights Plan to increase the ownership percentage that would trigger the Plan with respect to Greencore to 30% during the term of the Investor Agreement between Greencore and the Company (not more than 5 years). After such term the trigger level would be increased to 35% until such time as Greencore's investment falls below 15%, at which time the trigger level would become 15%, except under certain circumstances. During the term of the Investor Agreement, Greencore has the right to designate two nominees for election as directors of the Company, and is required to vote for the director nominees recommended by the Board of Directors. During the term of the Investor Agreement, Greencore is subject to restrictions on certain actions regarding the Company. Greencore is also entitled to certain registration rights with respect to the shares of common stock it purchased.

The foregoing is a summary of certain provisions of the Investor Agreement and the Registration Rights Agreements, each dated August 29, 1996, which are included as exhibits to this filing and incorporated herein by reference.
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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (c)  Exhibits

     Exhibit No.    Description
     -----------    -----------

     Exhibit 4.1 Stock Purchase Agreement dated July 25, 1996 by and among the Company, Greencore and Earlsfort Holdings B.V. (incorporated by reference to Exhibit 4.2 to the Company's quarterly report on Form 10-Q for the quarter ended June 30,
                    1996).

     Exhibit 4.2 Registration Rights Agreement dated August 29, 1996 by and among the Company, Greencore and Earlsfort Holdings B.V.

     Exhibit 4.3 Investor Agreement dated August 29, 1996 by and among the Company, Greencore and Earlsfort Holdings B.V.

     Exhibit 99     Press Release of the Company on August 29, 1996
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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                  IMPERIAL HOLLY CORPORATION



Date:  September 5, 1996                          By: /s/ H. P. Mechler
                                                      -----------------
                                                      H. P. Mechler
                                                      Controller